Exhibit 99.1

Contact:	Investor Relations
W. Douglass Harris
William Lyon Homes
(949) 833-3600

WILLIAM LYON HOMES REPORTS FIRST QUARTER 2006

NEW HOME ORDERS, CLOSINGS AND BACKLOG

NEWPORT BEACH, CA—April 5, 2006—William Lyon Homes (NYSE: WLS) announced today preliminary new home orders, closings and backlog information for the three months ended March 31, 2006.

	Three Months Ended March 31,
	2006	2005
Number of new home orders:
California	392	581
Arizona	116	159
Nevada	139	133

	647	873

Average number of sales locations during period:
California	31	24
Arizona	6	6
Nevada	11	8

	48	38

Number of homes closed:
California	328	212
Arizona	99	126
Nevada	154	121

	581	459

	Three Months Ended March 31,
	2006	2005
Backlog of homes sold but not closed at end of period:
California	795	971
Arizona	413	515
Nevada	149	94

	1,357	1,580

New home orders for the three months ended March 31, 2006 were 647, a decrease of 26% as compared to 873 for the three months ended March 31, 2005. The average number of sales locations for the three months ended March 31, 2006 increased 26% to 48 locations from 38 locations for the three months ended March 31, 2005.

The Company’s new home orders for the three months ended March 31, 2006 include 96 homes from joint venture communities, compared to 205 homes from joint venture communities in the three months ended March 31, 2005.

The Company’s number of new home orders per average sales location decreased to 13.5 for the three months ended March 31, 2006 as compared to 23.0 for the three months ended March 31, 2005.

The Company’s cancellation rate for the three months ended March 31, 2006 was 28%, compared to 12% for the three months ended March 31, 2005.

The number of homes closed for the three months ended March 31, 2006 increased 27% to 581 homes from 459 homes for the three months ended March 31, 2005.

The Company’s backlog of homes sold but not closed was 1,357 at March 31, 2006, a decrease of 14% as compared to 1,580 at March 31, 2005.

William Lyon Homes is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada and at March 31, 2006 had 49 sales locations. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak, continuation or escalation of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.